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Exhibit 5.6

CONSENT

        The undersigned hereby consents to the references to (1) the undersigned's name included or incorporated by reference in the Registration Statement on Form F-10 being filed by Orezone Resources Inc. under the United States Securities Act of 1933, as amended, in connection with the report entitled "Database Review, Geological Modelling and Resource Estimate" dated April, 2006, on the Essakane Main Zone property of Orezone Resources Inc. and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: October 26, 2007

/s/ JAN DE VISSER Name: Jan de Visser

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CONSENT